Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Abby Smith
	Intuit Inc.	Intuit Inc.
	650-944-3324	408-839-6028
	kim_watkins@intuit.com	abby_smith@intuit.com

Intuit Names Marianna Tessel General Manager of Small Business and
Self-Employed Group

Leader of Intuit’s customer and product experiences to oversee company’s largest and fastest growing business unit

Alex Balazs promoted to Chief Technology Officer

MOUNTAIN VIEW, Calif. – (BUSINESS WIRE) – August 14, 2023 – Intuit Inc. (Nasdaq: INTU), the global financial technology platform that makes Intuit TurboTax, Credit Karma, QuickBooks, and Mailchimp, named Marianna Tessel General Manager of its Small Business and Self-Employed Group, Intuit’s largest and fastest growing business. Effective September 5, 2023, Tessel will be stepping into the position previously held by Alex Chriss, who has been named the new CEO of PayPal. Intuit also announced that Alex Balazs will succeed Tessel as the company’s new Chief Technology Officer, also effective September 5, 2023.

Tessel is a proven transformational leader who joined Intuit in 2017 and has served as Intuit’s Chief Technology Officer (CTO) for nearly five years. As CTO, Tessel has accelerated Intuit’s growth as the key driver of its strategy to be the global AI-driven expert platform, in service to the company’s mission of powering prosperity around the world. She has reshaped the company into a world-class innovative SaaS platform, advancing Intuit’s customer and product experiences while significantly accelerating velocity of innovation. Tessel has overseen the development of Intuit’s groundbreaking GenOS, the company’s generative AI operating system, on which all of Intuit's GenAI innovations are built to fuel best-in class customer experiences across the platform. Prior to becoming CTO, she served as Chief Product Development Officer for the Small Business and Self-Employed Group, leading the expansion of Intuit’s small business product offerings, leveraging technology and data to accelerate the growth of small businesses. Before joining Intuit, she helped build businesses from the ground up, serving as Executive Vice President of Strategic Development at Docker, where she led strategic partnerships and expanded its product portfolio and open source platform. She also held executive level positions at VMware, where she led industry partnerships. Tessel currently serves on Cisco’s Board of Directors.

“Marianna is a bold leader who has been integral to accelerating Intuit’s innovation to drive growth. She has a deep commitment to powering small businesses’ prosperity through leading the development of innovative customer and product experiences, and she has superior knowledge of our product offerings.” said Sasan Goodarzi, President and CEO of Intuit. “I’d also like to congratulate Alex Balazs on his new role as Chief Technology Officer at Intuit. He has been the driving force of our company platform strategy as a key architect of Intuit’s modern technology stack. I am proud that Intuit continues to excel at creating best-in-class leaders and building a strong bench of successors.”
Goodarzi added, “We wish Alex Chriss all the best in his new role and are grateful for his contributions to Intuit, including the extremely strong leadership team he has built. Our Small Business and Self-Employed Group is exiting our fiscal year with strong momentum.”
“I could not be more honored to lead Intuit’s Small Business and Self-Employed Group, our largest and fastest growing business,” said Tessel. “With QuickBooks and Mailchimp platform, we have a winning global strategy to be the source of truth for everything our customers around the world need to run and grow their businesses with confidence. This is more critical than ever in uncertain economic times, and I am excited to build on our already strong momentum.”
Balazs has been at Intuit for 23 years, most recently as Intuit’s Chief Technology Architect. He has worked in virtually every part of Intuit’s business, including as the Chief Architect for TurboTax and leader of Intuit’s Advanced Technology Group. He has also led the Platform Acceleration Group, architecting Intuit’s GenOS. His tenure includes leading successful efforts to accelerate developer velocity by expanding and improving Intuit’s platform technology so developers can build world-class innovations with speed.
About Intuit
Intuit is the global financial technology platform that powers prosperity for the people and communities we serve. With more than 100 million customers worldwide using TurboTax, Credit Karma, QuickBooks, and Mailchimp, we believe that everyone should have the opportunity to prosper. We never stop working to find new, innovative ways to make that possible. Please visit us at Intuit.com and find us on social for the latest information about Intuit and our products and services.